EXHIBIT 99.1

AdZone Research and The Justice Fund Join Ranks to Intercept and Prosecute Digital Privacy Offenders, Repatriate Funds and Shut Them Down

Industry Sources Estimate Annual Losses from Online Piracy Exceed $3.5 Billion

CALVERTON, N.Y., Sept. 13, 2004 (PRIMEZONE) -- AdZone Research, Inc. (OTCBB:ADZR), a provider of pioneering Internet surveillance technology, reported today that the company's commercial division has signed an exclusive contract with The Justice Fund, a privately held company soon to be public. The agreement calls for both companies to join ranks in an effort to intercept and prosecute digital piracy offenders, repatriate funds and shut them down. The companies said industry sources estimate annual losses from digital piracy amount to more than $3.5 billion annually. They said they expect first year revenues to be measured in the several millions of dollars for each of their companies.

"We will be focusing our collective efforts on more than 25% of that market, which currently represents approximately $1 billion annually," said AdZone President & COO John Cardona, who has direct responsibility for the company's commercial division.

"The stakes literally are huge for both our companies in this new endeavor," said Randall Goulding, Managing Director of The Justice Fund, who also is Managing Director of The Nutmeg Group, L.L.C., as well as an attorney, a CPA and former U. S. Treasury Department agent. "We have already enlisted the services of several major intellectual property attorneys and collection attorneys, and we will be rapidly adding to their ranks as we pursue this venture."

"AdZone's NetGet(TM)(patent protected) system is capable of monitoring virtually anything on the web, in any format," noted Cardona. "We are already co-developing with The Justice Fund a software download system based on NetGet technology that will continually monitor the Internet for online copyright infringements. AdZone and The Justice Fund will be working on a contingency basis on behalf of a highly visible clientele, comprised both of individuals and companies whose intellectual property has been pirated. The two companies will divide royalty recoveries and any other revenues from the use of such technology on an annualized basis as follows:

 Average Annual Revenues (Note)   % to AdZone   % to The Justice Fund
 ------------------------------   -----------   ----------------------
 Up to $1 million                    25.0%              75.0%
 From $1 million to $2 million       27.5%              72.5%
 From $2 million to $3 million       30.0%              70.0%
 From $3 million to $4 million       32.5%              67.5%
 All revenues over $4 million        35.0%              65.0%

Note: The term "revenues" excludes payments to victims, with all costs of prosecuting claims for online copyright infringements fully absorbed by The Justice Fund.

"As part of the contract, AdZone will also be developing anti-spamming software, such as an 'ant trap' or 'spam trap' that will be marketed to Internet service providers whose web sites are beset by software pop-up programs that compromise legitimate online advertising by their clients," Cardona revealed. "This data mining technology developed by AdZone will be especially strongly focused on online copyright and advertising infringements.

"This is an outgrowth of what we've learned from our government experience," Cardona continued. "Specifically, our technology is robust, has proven its basic capabilities, and is being explored for much broader and deeper applications. We have come to realize its capabilities in the non-defense world are even broader than we thought. Furthermore, through the investment by The Nutmeg Group, a hands-on, diversified investor, collectively we realized some of its current holdings could immediately benefit from NetGet, and that's what led to the announcement last week of the commercial division's first contract for a minimum of $2.5 million. These developments truly underscore the meaning of synergy."

Goulding said that The Justice Fund would also lend funds to personal injury plaintiffs, in exchange for an extremely attractive rate of interest. This will often enable plaintiffs to continue pursuit of their litigation, instead of abandoning their claim or settling at deep discounts, as many today are otherwise often forced to do.

"We'll also be seeking information that may lead to terrorist networks and financiers and other participants in terrorist activities for the purpose of prosecuting claims, and thus pursuing the assets of financiers and other participants, to the extent of accessible holdings worldwide," Goulding noted.

"Our mission in this project is to bring digital pirates to justice, intercepting and tracking down their highly numerous misdeeds, and then providing The Justice Fund the ammunition it needs to level the digital piracy playing field," Cardona concluded.

AdZone Research is headquartered in Calverton, N.Y., in a facility that formerly housed major defense contractor Northrop Grumman Corporation. The facility was earlier used for top-secret defense research and development, and was part of the United States Navy's Naval Defense Technology Center. AdZone's Internet surveillance technology has been validated by its recently awarded contract directly from the federal government, as well as last week's announcement that the company's commercial division has signed a multi-year contract for services. Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at http://www.adzoneresearch.com. Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:  AdZone Research, Inc.
          John Cardona
          (631) 369-1100